Exhibit 10.8

April 4, 2025

VERDERA ENERGY CORP.

1200 – 750 West Pender Street

Vancouver, BC

V6C 2T8

Attention: Tim Gabruch, Chief Executive Officer

Re:	Share Purchase Agreement dated March 17, 2025, among Verdera Energy Corp. (the “Purchaser”), Encore Energy Corp. (the “Vendor”), and NM Energy Holding Canada Corp. (the “Share Purchase Agreement”)

This side letter (“Side Letter”) between the Purchaser and the Vendor is entered into in connection with the Share Purchase Agreement. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Share Purchase Agreement.

Under section 2.03(b) of the Share Purchase Agreement and the Articles of the Purchaser, which will govern the terms of the Consideration Shares, the Remaining Shares are to remain as non-voting Preferred Shares of the Purchaser or the Resulting Issuer, as applicable, on closing of a Going Public Transaction, with the Vendor as the holder of such shares having the option to elect to convert such shares into Resulting Issuer Shares either: (i) in connection with the Vendor’s distribution of Resulting Issuer Shares issued upon such conversion to its shareholders in accordance with Section 2.05 of the Share Purchase Agreement, or (ii) at any other time, which option shall be exercised by the Vendor providing the Resulting Issuer written notice, in which event the Remaining Shares shall convert to Resulting Issuer Shares on that date which is 61 days after delivery of such written notice to the Resulting Issuer.

Under section 2.03(d)(ii) of the Share Purchase Agreement, the consent of the Vendor is required before the Purchaser may proceed with a Going Public Transaction or any other transaction contemplated by Section 2.03(c)(i) that does not require a resolution of the Purchaser’s shareholders to proceed.

By execution and delivery of this Side Letter, the Vendor hereby:

(a)	consents to the Purchaser undertaking a Going Public Transaction to which section 2.03(d)(ii) of the Share Purchase Agreement would apply, provided such transaction includes a financing for aggregate gross proceeds of at least C$20 million, at a minimum price per common share of $0.80; and

(b)	covenants and agrees, if requested in writing by the Resulting Issuer at any time following completion of the Going Public Transaction and the Distribution Registration Statement being declared effective, to forthwith (i) set a record date for distributing the Consideration Shares (or Resulting Issuer Shares issued in exchange therefor) to the Vendor’s shareholders by way of stock dividend or other distribution, (ii) make the election provided in Article 28(a)(3) of the Purchaser’s Articles (or the equivalent provision in the Resulting Issuer’s constating documents) upon setting such record date, and (iii) complete such distribution on that record date.

This Side Letter may be terminated by mutual written consent of the Vendor and the Purchaser and will automatically terminate if the Share Purchase Agreement is terminated. This Side Letter may be executed and delivered in one or more counterparts and electronically, each of which when executed and delivered shall be deemed an original. All counterparts electronically delivered shall together be deemed to constitute one and the same agreement. Once executed and delivered, this Side Letter (a) constitutes a binding agreement between the Purchaser and the Vendor, (b) shall enure to the benefit of and be binding upon each of the Purchaser and the Vendor, and their successors and any permitted assigns, including the Resulting Issuer, and (c) shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

IN WITNESS WHEREOF this Agreement has been executed by the Purchaser and the Vendor as of the date first above written.

VERDERA ENERGY CORP.

Per:	/s/ Janet Lee-Sheriff
Authorized Signing Authority

ENCORE ENERGY CORP.

Per:	/s/ Robert Willette
Authorized Signing Authority